EXHIBIT 2.1

FORM OF

SEPARATION AND DISTRIBUTION AGREEMENT

BY AND between

Paramount gold and silver corp.

AND

paramount nevada gold corp.

DATED AS OF [•], 2015

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS		2
ARTICLE II THE SEPARATION		13
2.1	Transfer of Assets and Assumption of Liabilities	13
2.2	Retained Assets; Transferred Assets	15
2.3	Retained Liabilities; Assumed Liabilities	16
2.4	Approvals and Notifications	17
2.5	Release of Guarantees; Financing Matters	19
2.6	Termination of Agreements	20
2.7	Treatment of Shared Contracts	21
2.8	Bank Accounts; Cash Balances	22
2.9	Disclaimer of Representations and Warranties	22
2.10	Company Name and Company Marks	23
ARTICLE III THE DISTRIBUTION		23
3.1	Conditions to the Distribution	23
3.2	The Distribution	24
ARTICLE IV MUTUAL RELEASES; INDEMNIFICATION		26
4.1	Release of Pre-Distribution Claims	26
4.2	Indemnification by SpinCo	28
4.3	Indemnification by the Company	29
4.4	Indemnification Obligations Net of Insurance Proceeds and Other Amounts	29
4.5	Procedures for Indemnification of Third-Party Claims	30
4.6	Additional Matters	32
4.7	Right of Contribution	33
4.8	Covenant Not to Sue	34
4.9	Survival of Indemnities	34
ARTICLE V CERTAIN OTHER MATTERS		34
5.1	Late Payments	34
ARTICLE VI EXCHANGE OF INFORMATION; CONFIDENTIALITY		35
6.1	Agreement for Exchange of Information	35
6.2	Ownership of Information	35
6.3	Compensation for Providing Information	36
6.4	Record Retention	36
6.5	Limitations of Liability	36
6.6	Other Agreements Providing for Exchange of Information	36
6.7	Production of Witnesses; Records; Cooperation	36
6.8	Privileged Matters	37
6.9	Confidentiality	39
6.10	Protective Arrangements	40

6.11	Disclosure Relating to the S-1 and S-4	41
ARTICLE VII FURTHER ASSURANCES AND ADDITIONAL COVENANTS		41
7.1	Further Assurances	41
7.2	Tax Matters	42
7.3	Post-Effective Time Conduct	42
7.4	Successors	42
7.5	Non-Solicitation by the Company	43
7.6	Non-Solicitation by SpinCo	43
ARTICLE VIII TERMINATION		43
8.1	Termination	43
8.2	Effect of Termination	43
ARTICLE IX MISCELLANEOUS		44
9.1	Counterparts; Entire Agreement; Authorization	44
9.2	Governing Law	44
9.3	Submission to Jurisdiction	44
9.4	Waiver of Jury Trial	45
9.5	Assignability	45
9.6	Third-Party Beneficiaries	45
9.7	Notices	45
9.8	Severability	46
9.9	No Set-Off	46
9.10	Publicity	47
9.11	Expenses	47
9.12	Headings	47
9.13	Survival of Covenants	47
9.14	Waivers of Default	47
9.15	Specific Performance	47
9.16	Amendments	48
9.17	Interpretation	48
9.18	Performance	49
9.19	Mutual Drafting	49

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT, dated as of [insert closing date of Merger] (this “Agreement”), is by and among PARAMOUNT GOLD AND SILVER CORP., a Delaware corporation (the “Company”) and PARAMOUNT NEVADA GOLD CORP., a British Columbia corporation and a wholly-owned Subsidiary of the Company (“SpinCo”).[1] Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.

R E C I T A L S

WHEREAS, the Company has entered into a Merger Agreement dated as of December 16, 2014, by and among Coeur Mining, Inc., a Delaware corporation (“Parent”), Hollywood Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), the Company, and SpinCo (such agreement as it may be amended from time to time, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent pursuant to the terms and conditions set forth therein;

WHEREAS, SpinCo is currently a wholly-owned Subsidiary of the Company;

WHEREAS, the parties desire to separate the Nevada Business from the Mexico Business (the “Separation”), such that the Nevada Business will be held and operated exclusively by the SpinCo Group and the Mexico Business will be held and operated exclusively by the RemainCo Group;

WHEREAS, the Merger Agreement contemplates that, immediately prior to the Effective time of the Merger and in the following order, (a) Parent will make a loan to the Company in the principal amount of $8,530,000 on the terms of the Promissory Note, in the form attached to the Merger Agreement, and the Company will contribute all of the proceeds of such loan to SpinCo as an equity contribution, (b) SpinCo will issue to Parent, in exchange for a cash payment by Parent in the amount of $1,470,000, newly issued shares of SpinCo common stock amounting to 4.9% of the outstanding SpinCo common stock after issuance, (c) SpinCo and the Company will enter into this Agreement, in the form attached to the Merger Agreement, and (d), the Company will dividend to the Company’s stockholders on a pro rata basis all of the shares of SpinCo common stock then held by the Company, on the basis of a number of shares of SpinCo common stock equal to the Distribution Ratio for every one share of the Company common stock (the “Distribution”);

WHEREAS, each of the Parties has determined that it is appropriate and desirable to set forth the principal transactions required to effect the Separation and the Distribution and certain other agreements that will govern certain matters relating to the Separation and the Distribution and the relationship among the parties and the members of their respective Groups following the Distribution.

1 Note: If the identity of SpinCo changes prior to consummation of the Distribution, the parties agree to make appropriate conforming changes to this form of agreement to account for such change.

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NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

For the purpose of this Agreement, the following terms shall have the following meanings:

“Action” shall mean any action, claim, suit, arbitration, inquiry, investigation or other proceeding.

“Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person. It is expressly agreed that, after the Effective Time, for purposes of this Agreement, (a) no member of the SpinCo Group shall be deemed to be an Affiliate of any member of the RemainCo Group and (b) no member of the RemainCo Group shall be deemed to be an Affiliate of any member of the SpinCo Group.

“Agreement” shall have the meaning set forth in the Preamble.

“Approvals or Notifications” shall mean any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any third Person, including any Governmental Entity.

“Assets” shall mean , with respect to any Person, (i) the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other third Persons or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including rights and benefits pursuant to any contract, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement; and (ii) the Contracts, Equipment, Information, Insurance Proceeds, Intellectual Property, Permits, Real Property, Real Property Leases, Registrable IP, Software, Tangible Information and Technology of such Person.

“Assumed Liabilities” shall have the meaning set forth in Section 2.3(b).

“Board” shall mean the board of directors of the Company.

“Company” shall have the meaning set forth in the Preamble.

“Company Accounts” shall have the meaning set forth in Section 2.8(a).

“Company Common Stock” shall mean the common stock par value $0.001, of the Company.

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“Company Group” shall mean the Company and each of its Subsidiaries prior to the Distribution, including (a) SpinCo and (b) each Subsidiary of SpinCo.

“Company Indemnitees” shall have the meaning set forth in Section 4.2.

“Company Marks” shall mean all logos, names, domains and URLs associated with the Company Name.

“Company Name” shall mean Paramount Gold and Silver Corp.

“Company Plan” shall have the meaning assigned to the term Company Plan in the Merger Agreement.

“Contract” shall mean any agreement, mortgage, deed, lease, license, contract, undertaking instrument or other legally binding understanding or arrangement, whether written or oral and whether express or implied.

“Control” (including the terms “Controlled” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Delayed Assumed Liability” shall have the meaning set forth in Section 2.4(b).

“Delayed Retained Asset” shall have the meaning set forth in Section 2.4(e).

“Delayed Retained Liability” shall have the meaning set forth in Section 2.4(e).

“Delayed Transferred Asset” shall have the meaning set forth in Section 2.4(b).

“Distribution” shall have the meaning set forth in the Recitals.

“Distribution Agent” shall have the meaning set forth in Section 3.2(a).

“Distribution Date” shall mean the date of the consummation of the Distribution, which shall occur on the Merger Closing Date.

“Distribution Ratio” shall mean a number as determined by the Board, with the prior written consent of Parent.

“Effective Time” shall mean the time immediately before the Merger Effective Time, on the Distribution Date.

“Environmental Law” shall mean any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface and subsurface soils and strata, wetlands, plant and animal life or any other natural resource), or (ii) the exposure to, use, recycling, handling, transportation, treatment, storage, disposal or Release of Hazardous Substances.

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“Environmental Liabilities” shall mean all Liabilities relating to, arising out of or resulting from any Hazardous Substances, Environmental Law or Contract relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any product take back requirements or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.

“Equipment” shall mean all apparatus, materials, computers and other electronic data processing and communications equipment, furniture, automobiles, trucks, tractors, trailers, motor vehicles, tools and other tangible personal property and fixtures.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Form S-1” shall mean the registration statement on Form S-1 filed by SpinCo with the SEC to effect the registration of SpinCo Common Stock under the Securities Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time prior to the Distribution.

“Form S-1 Litigation” shall have the meaning set forth in Section 2.3(b).

“Form S-4” shall mean the registration statement on Form S-4 filed by Parent with the SEC to, among other things, effect the registration of Parent Common Stock under the Securities Act in connection with the Merger, as such registration statement may be amended or supplemented from time to time prior to the Merger.

“Governmental Approvals” shall mean any Approvals or Notifications to be made to, or obtained from, any Governmental Entity.

“Governmental Entity” shall mean any federal, state, provincial, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission or body, including any stock exchange.

“Group” shall mean the Company Group, the RemainCo Group or the SpinCo Group, as the context requires.

“Hazardous Substances” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including but not limited to petroleum.

“Indemnifying Party” shall have the meaning set forth in Section 4.4(a).

“Indemnitee” shall have the meaning set forth in Section 4.4(a).

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“Indemnity Payment” shall have the meaning set forth in Section 4.4(a).

“Information” shall mean information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names and records, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or consultants or under their direction (including attorney work product), and other technical, financial, employee or business information or data, files, papers, tapes, keys, correspondence, plans, invoices, forms, cost information, sales and pricing data, product data and literature, investor records, catalogs, sales, promotional and advertising materials, technical data, operating records, operating manuals, instructional documents, quality records and reports and other printed or written materials, land and title records (including abstracts of title, title opinions, and title curative documents), operations, environmental, production, accounting and regulatory compliance records, and facility and well records; provided, that “Information” shall not include Registrable IP.

“Insurance Proceeds” shall mean those monies:

(a) received by an insured from an insurance carrier; or

(b) paid by an insurance carrier on behalf of the insured;

in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof; provided, however, with respect to a captive insurance arrangement, Insurance Proceeds shall only include amounts received by the captive insurer in respect of any reinsurance arrangement.

“Intellectual Property” shall mean all of the following whether arising under the Laws of the United States or of any other foreign or multinational jurisdiction: (a) patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, substitutions, renewals, extensions and reexaminations of any of the foregoing, and all rights in any of the foregoing provided by international treaties or conventions; (b) trademarks, service marks, trade names, service names, trade dress, logos and other source or business identifiers, including all goodwill associated with any of the foregoing, and any and all common law rights in and to any of the foregoing, registrations and applications for registration of any of the foregoing, all rights in and to any of the foregoing provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing; (c) Internet domain names, registrations and related rights; (d) copyrightable works, copyrights, moral rights, mask work rights, database rights and design rights, in each case, other than Software, whether or not registered, and all registrations and applications for registration of any of the foregoing, and all rights in and to any of the foregoing provided by international treaties or conventions; (e) confidential and

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proprietary information, including trade secrets, invention disclosures, processes and know-how, in each case, other than Software; and (f) intellectual property rights arising from or in respect of any Technology.

“Law” means any statute, law (including common law), ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental Entity, whether domestic or foreign.

“Liabilities” shall mean all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, damages, fines, penalties, settlements, sanctions, costs, expenses, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any Third-Party Claim), demand, Action or Order award entered by or with any Governmental Entity or arbitration tribunal, and those arising under any Contract, promise, release, warranty or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“Linked” shall have the meaning set forth in Section 2.8(a).

“Losses” shall mean all losses, liabilities, claims, obligations, interest, awards, damages, penalties, fees, costs and expenses (including all legal fees and accounting fees, expenses and costs incurred in investigating, preparing for or defending any of the foregoing ).

“Merger” shall have the meaning set forth in the Recitals.

“Merger Agreement” shall have the meaning set forth in the Recitals.

“Merger Closing Date” shall have the meaning assigned to the term “Closing Date” in the Merger Agreement.

“Merger Effective Time” shall have the meaning assigned to the term “Effective Time” in the Merger Agreement.

“Merger Litigation” shall mean all stockholder litigation or other Third Party litigation initiated against any member of the Company Group primarily based upon the Merger, the Merger Agreement, the Separation, the Distribution or the Form S-4, in each case except for any Form S-1 Litigation.

“Merger Sub” shall have the meaning set forth in the Recitals.

“Mexico Business” shall mean all businesses, operations and activities (whether or not such businesses, operations or activities are or have been terminated, divested or discontinued) conducted at any time prior to the Effective Time by the Company or any other Person that is a member of the Company Group prior to the Effective Time, other than the Nevada Business, including without limitation the San Miguel Assets, the San Miguel Liabilities and the San Miguel Project.

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“Mill Creek Property” shall mean the Mill Creek Property of the Company, as described in the Company’s Form 10-K for the fiscal year ended June 30, 2014, and any additions thereto after such date. The “Mill Creek Property” shall expressly include any surface agreements related thereto, and all land, minerals, metal, ore, mining claims, information and other assets described or included in its current technical report.

“Nevada Business” shall mean (a) the business, operations and activities of the Sleeper Gold Project, the Spring Valley Property and the Mill Creek Property conducted at any time prior to the Effective Time by the Company and any other Person that is a member of the Company Group prior to the Effective Time, and (b) any terminated, divested or discontinued businesses, operations and activities, at the time of termination, divestiture or discontinuation, to the extent related to the business, operations or activities described in clause (a) as then conducted, including without limitation the Sleeper Gold Assets, the Sleeper Gold Liabilities and the Sleeper Gold Project. The “Nevada Business” shall expressly not include the San Miguel Assets, the San Miguel Liabilities or the San Miguel Project.

“Nevada Employee” shall mean all individuals employed or formerly employed by the Company or any other member of the Company Group and all individual consultants or former consultants providing services to the Company or any other member of the Company Group, in each case primarily in connection with the Nevada Business. For the avoidance of doubt, no officer of the Company who has responsibilities with respect to both the Nevada Business and the Mexico Business shall be a Nevada Employee.

“Nevada Employee Contracts” shall mean all employment, change of control, retention, consulting, indemnification, termination, severance or similar Contracts with between the Company or any other member of the Company Group and any Nevada Employee, excluding any Company Plan.

“Nevada Employee Liabilities” shall mean (a) all employment, compensation and employee benefits Liabilities relating to Nevada Employees, (b) all Liabilities arising under any Company Plan relating to the Nevada Employees, (c) all Liabilities arising under any Nevada Employee Contract, and (d) without limiting the generality of the foregoing, all Liabilities in respect of severance, change in control, termination, retention, incentive or similar amounts or benefits payable by the Company or any member of the Company Group to any Nevada Employee as a result of the Merger Agreement or this Agreement and the transactions contemplated thereby, including any and all severance costs or expenses incurred or that may be incurred in connection with the termination of service of any such Nevada Employee; provided, however, that the satisfaction and extinguishment pursuant to the Merger Agreement of any equity awards of the Company held by such Nevada Employee shall not be a “Nevada Employee Liability”.

“Order” shall mean any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award, stipulation or settlement, whether civil, criminal or administrative and whether formal or informal.

“Parties” shall mean the parties to this Agreement.

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“Permits” shall mean all material permits, approvals, authorizations, consents, licenses, operating certificates, variances, exemptions, concessions, franchises, orders and other approvals issued by any Governmental Entity.

“Person” shall mean an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

“Prime Rate” shall mean shall mean the rate that Bloomberg displays as “Prime Rate by Country United States” at www.bloomberg.com/markets/rates-bonds/key-rates/ or on a Bloomberg terminal at PRIMBB Index.

“Privileged Information” shall mean any information, in written, oral, electronic or other tangible or intangible forms, including any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), as to which a Party or any member of its Group would be entitled to assert or have asserted a privilege, including the attorney-client and attorney work product privileges.

“Promissory Note” shall have the meaning assigned to the term “Promissory Note” in the Merger Agreement.

“Real Property” shall mean surface lands, concession rights, and mineral lands, together with all easements, rights and interests arising out of the ownership thereof or appurtenant thereto and all buildings, structures, improvements and fixtures located thereon.

“Real Property Leases” shall mean leases and subleases of Real Property.

“Record Date” shall mean the close of business on the date set by the Board, with the prior written consent of Parent, as the record date for determining the holders of the Company Common Stock entitled to receive SpinCo Common Stock pursuant to the Distribution.

“Record Holders” shall mean the holders of record of the Company Common Stock as of the Record Date.

“Registrable IP” shall mean all patents, patent applications, statutory invention registrations, registered trademarks, registered service marks, registered Internet domain names and copyright registrations.

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Substances into the environment (including, ambient air, surface water, groundwater and surface or subsurface strata and the abandonment or discarding of barrels, containers or other receptacles containing Hazardous Substances).

“RemainCo Group” shall mean the Company and each Person that is a Subsidiary of the Company, excluding (a) SpinCo and (b) the Subsidiaries of SpinCo.

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“Representatives” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, Affiliates, agents, consultants, advisors, accountants, attorneys, investment bankers, financial advisors or other representatives.

“Retained Assets” shall have the meaning set forth in Section 2.2.

“Retained Liabilities” shall have the meaning set forth in Section 2.3(a).

“San Miguel Assets” shall mean all of the Company’s and its Subsidiaries’ right, title and interest, direct or indirect, in and to all Assets wherever located and whether existing or hereafter acquired, constituting, related to or used or held for use in connection with the San Miguel Project.

“San Miguel Liabilities” means all of the Company’s and its Subsidiaries’ Liabilities to the extent arising out of, relating to or in respect of the San Miguel Project or San Miguel Assets.

“San Miguel Project” shall mean the San Miguel Project of the Company, as described in the Company’s Form 10-K for the fiscal year ended June 30, 2014, and any additions thereto after such date. The “San Miguel Project” shall expressly include the San Miguel Group mining concessions, the Temoris Group mining concessions, the Guazapares Group mining concessions, all Surface Agreements related thereto, and all land, minerals, metal, ore, mining concessions, information and other assets described or included in the San Miguel Technical Report.

“San Miguel Technical Report” shall have the meaning assigned to the term “San Miguel Technical Report” in the Merger Agreement.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the U.S. Securities Act of 1933.

“Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

“Separation” shall have the meaning set forth in the Recitals.

“Sleeper Gold Assets” shall mean all of the Company’s and its Subsidiaries’ right, title and interest, direct or indirect, in and to all Assets wherever located and whether existing or hereafter acquired, constituting, related to or used or held for use in connection with the Sleeper Gold Project; provided, however, that if any Asset would constitute both a Sleeper Gold Asset and a San Miguel Asset because it is related to, used for held for use in connection with both the Sleeper Gold Project and the San Miguel Project, it shall be deemed a “San Miguel Asset”.

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“Sleeper Gold Liabilities” means all of the Company’s and its Subsidiaries’ Liabilities to the extent arising out of, relating to or in respect of the Sleeper Gold Project or the Sleeper Gold Assets.

“Sleeper Gold Project” shall mean the Sleeper Gold Project of the Company, as described in the Company’s Form 10-K for the fiscal year ended June 30, 2014, and any additions thereto after such date. The “Sleeper Gold Project” shall expressly include the Sleeper Gold mining claims, the Dunes mining claims, the Mimi mining claims, all surface agreements related thereto, and all land, minerals, metal, ore, information and other assets described or included in its current technical report.

“Software” shall mean any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing; (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (e) documentation, including user manuals and other training documentation, relating to any of the foregoing.

“SpinCo” shall have the meaning set forth in the Preamble.

“SpinCo Accounts” shall have the meaning set forth in Section 2.8(a).

“SpinCo Common Stock” shall mean the common stock, par value $______ per share, of SpinCo.

“SpinCo Group” shall mean SpinCo and each Person that is a Subsidiary of SpinCo.

“SpinCo Indemnitees” shall have the meaning set forth in Section 4.3.

“SpinCo Transfer Agent” shall mean the transfer agent and registrar for SpinCo Common Stock.

“Spin-Off Expenses” shall mean all fees, expenses and other costs incurred by the Company or any member of the Company Group in connection with the Separation and the Distribution and the other transactions contemplated by this Agreement (but not including the Merger), including (A) filing fees, auditor fees, legal fees, printer fees, travel expenses and other fees, expenses and costs incurred in connection with the Form S-1, and (B) fees of the Distribution Agent. For the avoidance of doubt, “Spin-Off Expenses” shall not include any expenses of Parent.

“Spring Valley Property” shall mean the Spring Valley Property of the Company, as described in the Company’s Form 10-K for the fiscal year ended June 30, 2014, and any additions thereto after such date.

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“Subsidiary” shall mean, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person.

“Surface Agreements” shall have the meaning assigned to the term “Surface Agreements” in the Merger Agreement.

“Tangible Information” shall mean Information that is contained in written, electronic or other tangible forms.

“Tax” shall mean (a) all taxes, charges, fees, duties, levies, imposts, or other similar assessments, imposed by any U.S. federal, state or local or foreign governmental authority, including, but not limited to, income, gross receipts, excise, property, sales, use, license, capital stock, transfer, franchise, margin, payroll, withholding, social security, value added and other taxes; (b) any interest, penalties or additions attributable thereto; (c) all liabilities in respect of any items described in clauses (a) or (b) payable by reason of assumption, transferee or successor liability, operation of Law or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law); and (d) all liabilities in respect of any items described in clauses (a), (b) or (c) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“Tax Liabilities” shall mean any Liability arising out of or relating to a Tax.

“Technology” shall mean all technology, designs, formulae, algorithms, procedures, methods, discoveries, processes, techniques, ideas, know-how, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship in any media, confidential, proprietary or nonpublic information, and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing in any form whether or not listed herein, in each case, other than Software.

“Third Party” shall mean any Person other than the Parties or any members of their respective Groups.

“Third-Party Claim” shall have the meaning set forth in Section 4.5(a).

“Transfer Documents” shall have the meaning set forth in Section 2.1(b).

“Transferred Assets” shall have the meaning set forth in Section 2.2(b).

“Transferred Cash” shall mean cash in the amount of $10,000,000 US Dollars, minus (a) all Spin-Off Expenses incurred prior to the Effective Time by any member of the Company Group, (b) all Nevada Employee Liabilities incurred prior to the Effective Time by any member of the Company Group, and (c) all costs, expenses and other out-of-pocket monetary Liabilities incurred prior to the Effective Time by any member of the Company Group

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in respect of any Form S-1 Litigation. All cash and cash equivalents of the SpinCo Group in excess of the Transferred Cash shall be a Retained Asset.

“Transferred Claims” shall mean claims, defenses, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment of the Company or any other member of the Company Group to the extent attributable to the Nevada Business.

“Transferred Contracts” shall mean the following Contracts to which the Company or any other member of the Company Group is a party or by which it or any of its respective Assets is bound, whether or not in writing:

(a)                (i) any Contract entered into prior to the Effective Time that is exclusively related to the Nevada Business and (ii) with respect to any Contract entered into prior to the Effective Time that relates to the Nevada Business but is not exclusively related to the Nevada Business, that portion of any Contract that relates to the Nevada Business; and

(b)               any mineral concessions, mining concessions, millsites, and other concessions, claims and other rights to explore for, develop, mine, produce or save any minerals, ore, metals or other substances, and all water rights, in each case to the extent in respect of the Nevada Business.

“Transferred Equipment” shall mean any Equipment of the Company or any other member of the Company Group that is primarily used or held for use in the Nevada Business.

“Transferred Indemnification Rights” shall mean rights of the Company or any other member of the Company Group to indemnities and releases from Third Parties to the extent related to the Nevada Business.

“Transferred Information” shall mean all Information primarily related to the Nevada Business.

“Transferred Insurance Policies” shall mean all casualty, fire, liability and any other insurance policies held in the name of the Company or any other member of the Company Group to the extent related primarily to the Nevada Business and any agreements related to or in connection with such policies.

“Transferred Permits” shall mean all Permits owned or licensed by the Company or any other member of the Company Group primarily used or held for use in the Nevada Business.

“Transferred Software” shall mean all Software owned or licensed by the Company or any other member of the Company Group primarily used or held for use in the Nevada Business.

“Transferred Technology” shall mean all Technology owned or licensed by the Company or any other member of the Company Group primarily used or held for use in the Nevada Business.

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ARTICLE II
THE SEPARATION

2.1           Transfer of Assets and Assumption of Liabilities

(a)                On or prior to the Effective Time, but in any case, prior to the Distribution:

(i)               Transfer and Assignment of Transferred Assets. The Company shall, and shall cause the applicable members of the Company Group to, contribute, assign, transfer, convey and deliver to SpinCo or any member of the SpinCo Group designated by SpinCo, and SpinCo or such member of the SpinCo Group shall accept from the Company and such applicable members of the Company Group, all of the Company’s and such Company Group member’s respective right, title and interest, whether direct or indirect, in and to all of the Transferred Assets, other than the Transferred Assets held by SpinCo or a member of the SpinCo Group;

(ii)             Acceptance and Assumption of Assumed Liabilities. SpinCo shall, and shall cause the applicable member of the SpinCo Group, as designated by SpinCo to, accept, assume and agree to faithfully perform, discharge and fulfill all the Assumed Liabilities. SpinCo and such members of the SpinCo Group shall be responsible for all Assumed Liabilities, regardless of when or where such Assumed Liabilities arose or arise, whether the facts on which they are based occurred prior to or subsequent to the Effective Time, where or against whom such Assumed Liabilities are asserted or determined (including any such Assumed Liabilities arising out of claims made by the Company’s or SpinCo’s respective stockholders, directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Company Group or the SpinCo Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Company Group or the SpinCo Group, or any of their respective stockholders, directors, officers, employees, agents, Subsidiaries or Affiliates;

(iii)            Transfer and Assignment of Retained Assets. In the event that SpinCo or any of its Subsidiaries hold any Retained Assets, the Company or SpinCo shall cause SpinCo and such Subsidiaries to contribute, assign, transfer, convey and deliver to the Company or any member of the RemainCo Group, as designated by the Company, and the Company or such other members of the RemainCo Group shall accept from SpinCo or such Subsidiary, all of SpinCo’s or such Subsidiary’s respective right, title and interest, whether direct or indirect, in and to such Retained Assets; and

(iv)           Acceptance and Assumption of Retained Liabilities. The Company shall and shall cause the applicable members of the RemainCo Group, as designated by the Company to, accept, assume and agree to faithfully perform, discharge and fulfill all of the Retained Liabilities, if any, held by SpinCo or any of its Subsidiaries, and the Company and such members of the RemainCo Group shall be responsible for all Retained Liabilities, regardless of when or where such Retained Liabilities arose or arise, whether the facts on which they are based occurred prior to or subsequent to the

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Effective Time, where or against whom such Retained Liabilities are asserted or determined (including any such Retained Liabilities arising out of claims made by the Company’s or SpinCo’s respective stockholders, directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Company Group or the SpinCo Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Company Group or the SpinCo Group, or any of their respective stockholders, directors, officers, employees, agents, Subsidiaries or Affiliates.

(b)               Transfer Documents. In furtherance of the contribution, assignment, transfer, conveyance and delivery of the Transferred Assets and Retained Assets and the assumption of the Assumed Liabilities and the Retained Liabilities in accordance with Section 2.1(a), (i) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, such bills of sale, quitclaim deeds, stock or unit powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of such Party’s and the applicable members of its Group’s right, title and interest in and to such Transferred Assets and Retained Assets to the other Party and the applicable members of its Group in accordance with Section 2.1(a), and (ii) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Assumed Liabilities and Retained Liabilities by such Party and the applicable members of its Group in accordance with Section 2.1(a). All of the foregoing documents contemplated by this Section 2.1(b) shall be referred to collectively herein as the “Transfer Documents.”

(c)                Misallocations. In the event that at any time, or from time to time (whether prior to, at or after the Effective Time), any Party (or any member of such Party’s respective Group) shall receive or otherwise possess any Asset that is allocated to any other Party (or any member of such Party’s Group) pursuant to this Agreement, such Party shall promptly transfer, or cause to be transferred, such Asset to the Party so entitled thereto (or to any member of such Party’s Group), and such entitled Party (or member of such Party’s Group) shall accept such Asset. Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for any such other Person. In the event that at any time, or from time to time (whether prior to, at or after the Effective Time), any Party (or any member of such Party’s respective Group) shall receive or otherwise assume any Liability that is allocated to any other Party (or any member of such Party’s Group) pursuant to this Agreement, such Party shall promptly transfer, or cause to be transferred, such Liability to the Party responsible therefor (or to any member of such Party’s Group), and such responsible Party (or any member of such Party’s Group) shall accept, assume and agree to faithfully perform such Liability.

(d)               Waiver of Bulk-Sale and Bulk-Transfer Laws. SpinCo hereby waives compliance by each and every member of the RemainCo Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Transferred Assets to any member of the SpinCo Group. The Company hereby waives compliance by each and every member of the

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SpinCo Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Retained Assets to any member of the RemainCo Group.

2.2           Retained Assets; Transferred Assets

(a)                Retained Assets. For the purposes of this Agreement, “Retained Assets” shall mean all Assets of the Company and any other member of the Company Group as of the Effective Time, other than the Transferred Assets.

(b)               Transferred Assets. For purposes of this Agreement, “Transferred Assets” shall mean all of the following Assets of the Company or any other member of the Company Group as of the Effective Time:

(i)               the Sleeper Gold Assets, the Sleeper Gold Project, the Mill Creek Property and the Spring Valley Property;

(ii)             all issued and outstanding shares, units or other equity interests of each direct and indirect Subsidiary of SpinCo that are owned by the Company or any other member of the Company Group;

(iii)            all Transferred Contracts and all rights, interests or claims of the Company or any other members of the Company Group thereunder (including rights under or pursuant to all warranties, representations and guarantees, whether express or implied, thereunder);

(iv)           the Transferred Cash;

(v)             all Nevada Employee Contracts, and all rights, interests or claims of the Company or any other members of the Company Group thereunder;

(vi)           all real property leases for office space in Winnemucca, Nevada, and Ottawa, Canada, all furniture and fixtures associated with or installed in such offices, and all computers, telephones, networking equipment and other analogous electronics associated with or installed in such offices (but not including any Information stored thereon, which is the subject of clause (xi) below) (the items described in this clause (vi), the “Office Leases and Office Equipment”);

(vii)          all Transferred Indemnification Rights;

(viii)        all Transferred Claims;

(ix)           all Transferred Permits and all rights, interests or claims of the Company or any other member of the Company Group thereunder;

(x)             all Transferred Equipment;

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(xi)           all rights, interests and claims of the Company or any other member of the Company Group with respect to Transferred Information (provided, however, that with respect to any such Transferred Information that is also related to the Mexico Business, the RemainCo Group shall have a non-exclusive right to access such Transferred Information after the Effective Time);

(xii)          all Tax refunds or credits to the Company or any other member of the Company Group attributable to the Nevada Business, the Transferred Assets or the Assumed Liabilities;

(xiii)        all insurance proceeds received or receivable by the Company or any other member of the Company Group under any insurance policy written prior to the Effective Time to the extent in connection with (i) the damage or complete destruction of any assets or properties prior to the Effective Time that would have been included in the Transferred Assets but for such damage or complete destruction, or (ii) any Assumed Liability;

(xiv)        all Transferred Insurance Policies; and

(xv)         all Transferred Software and all Transferred Technology;

provided, however, that except with respect to the Office Leases and Office Equipment, the Transferred Assets shall not include any San Miguel Asset or the San Miguel Project.

2.3           Retained Liabilities; Assumed Liabilities

(a)                Retained Liabilities. For the purposes of this Agreement, “Retained Liabilities” shall mean all Liabilities of the Company and any other member of the Company Group, other than the Assumed Liabilities.

(b)               Assumed Liabilities. For the purposes of this Agreement, “Assumed Liabilities” shall mean the following Liabilities of the Company and the other members of the Company Group:

(i)               all Liabilities (including Environmental Liabilities and Tax Liabilities) to the extent arising out of, resulting from or related to the Nevada Business or a Transferred Asset, regardless of when arising and regardless of whether based on actions, inactions, events, omissions, conditions, facts or circumstances existing before, at or after the Effective Time;

(ii)             all Nevada Employee Liabilities;

(iii)            all Spin-Off Expenses;

(iv)           all claims or actions by the current directors and officers of the Company against the Company or any member of the RemainCo Group (provided, however, that nothing in this clause (iv) shall impair any director’s or officer’s right to indemnification from the Company in their capacity as a director or officer);

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(v)             SpinCo’s obligations under this Agreement and the Merger Agreement and any other Contract entered into by SpinCo or any member of the SpinCo Group in connection herewith or therewith;

(vi)           all Liabilities arising out of claims made by any Third Party against any member of the Company Group to the extent relating to, arising out of or resulting from the Nevada Business or the Transferred Assets, excluding however, any and all Liabilities in respect of any Merger Litigation;

(vii)          all Liabilities arising out of claims made by any Third Party against any member of the Company Group to the extent relating to, arising out of or resulting from the Form S-1 or any alleged omission or misstatement therein (any such matter described in this clause (vii), a “Form S-1 Litigation”); and

(viii)        all Tax Liabilities (in each case, whether arising prior to or after the Distribution) arising out of, resulting from or related to (A) the merger of SpinCo into its direct Subsidiary, (B) the merger of SpinCo into a newly formed Delaware corporation, or (C) the Distribution, in the case of this clause (C), to the extent such Tax Liabilities are attributable to the Company’s basis in SpinCo (or the corporation into which SpinCo has merged prior to the Distribution and the stock of which is distributed pursuant to the Distribution) being less than US$45,000,000 at the time of the Distribution.

2.4           Approvals and Notifications

(a)                Delayed SpinCo Transfers. If and to the extent that the valid, complete and perfected transfer, assignment or assumption by the SpinCo Group of any Transferred Asset or Assumed Liability, as the case may be, would be a violation of applicable Law or require any Approvals or Notifications in connection with the Separation or the Distribution that has not been obtained or made by the Effective Time then, unless the Parties mutually otherwise determine, the transfer, assignment or assumption by the SpinCo Group of such Transferred Assets or Assumed Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. Notwithstanding the foregoing, any such Transferred Assets or Assumed Liabilities shall continue to constitute Transferred Assets and Assumed Liabilities for all other purposes of this Agreement, and the Parties shall remain responsible and obligated with respect to any such Transferred Assets and Assumed Liabilities under the indemnification obligations set forth in Article IV.

(b)               Treatment of Delayed Transferred Assets and Delayed Assumed Liabilities. If any transfer, assignment or assumption of any Transferred Asset or Assumed Liability, as the case may be, intended to be transferred, assigned or assumed hereunder, is not consummated on or prior to the Effective Time, whether as a result of the provisions of Section 2.4(a) or for any other reason (any such Transferred Asset, a “Delayed Transferred Asset” and any such Assumed Liability, a “Delayed Assumed Liability”), then, insofar as reasonably possible and subject to applicable Law, the member of the RemainCo Group retaining such Delayed Transferred Asset or such Delayed Assumed Liability, as the case may be, shall thereafter hold such Delayed

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Transferred Asset or Delayed Assumed Liability, as the case may be, for the use and benefit of the member of the SpinCo Group entitled thereto (at the expense of the member of the SpinCo Group entitled thereto). In addition, the member of the RemainCo Group retaining such Delayed Transferred Asset or such Delayed Assumed Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed Transferred Asset or Delayed Assumed Liability in the ordinary course of business in accordance with past practice. Such member of the RemainCo Group shall also take such other actions as may be reasonably requested by the member of the SpinCo Group to whom such Delayed Transferred Asset is to be transferred or assigned, or which will assume such Delayed Assumed Liability, as the case may be, in order to place such member of the SpinCo Group in a substantially similar position as if such Delayed Transferred Asset or Delayed Assumed Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Delayed Transferred Asset or Delayed Assumed Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Delayed Transferred Asset or Delayed Assumed Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Effective Time to the SpinCo Group. SpinCo and the SpinCo Group will indemnify and hold harmless the Company and the RemainCo Group from and against any Liabilities arising out of or relating to the Company or the RemainCo Group retaining and holding such Delayed Transferred Asset or Delayed Assumed Liability.

(c)                Transfer of Delayed Transferred Assets and Delayed Assumed Liabilities. If and when (i) the Approvals or Notifications, the absence of which caused the deferral of the transfer, assignment or assumption of any Delayed Transferred Asset or any Delayed Assumed Liability, as the case may be, pursuant to Section 2.4(a), are obtained or made, and (ii) any other legal impediments for the transfer, assignment or assumption of any such Delayed Transferred Asset or Delayed Assumed Liability have been removed, then the transfer, assignment, or assumption of such Delayed Transferred Asset or Delayed Assumed Liability, as the case may be, shall be effected in accordance with the terms of this Agreement.

(d)               Delayed Retained Transfers. If and to the extent that the valid, complete and perfected transfer, assignment or assumption by the RemainCo Group of any Retained Asset or any Retained Liability, as the case may be, would be a violation of applicable Law or require any Approval or Notification that has not been obtained or made by the Effective Time then, unless the Parties mutually otherwise determine, the transfer, assignment or assumption by the RemainCo Group of such Retained Assets or Retained Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approval or Notification has been obtained or made. Notwithstanding the foregoing, any such Retained Assets or Retained Liabilities shall continue to constitute Retained Assets and Retained Liabilities for all other purposes of this Agreement, and the Parties shall remain responsible and obligated with respect to any such Retained Assets and Retained Liabilities under the indemnification obligations set forth in Article IV.

(e)                Treatment of Delayed Retained Assets and Delayed Retained Liabilities. If any transfer, assignment or assumption of any Retained Asset or Retained Liability, as the case may be, intended to be transferred, assigned or assumed hereunder , is not consummated on or prior to the Effective Time whether as a result of the provisions of Section 2.4(d) or for any other reason

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(any such Retained Asset, a “Delayed Retained Asset” and any such Retained Liability, a “Delayed Retained Liability”), then, insofar as reasonably possible, the member of the SpinCo Group retaining such Delayed Retained Asset or such Delayed Retained Liability, as the case may be, shall thereafter hold such Delayed Retained Asset or Delayed Retained Liability, as the case may be, for the use and benefit of the member of the RemainCo Group entitled thereto (at the expense of the member of the RemainCo Group entitled thereto). In addition, the member of the SpinCo Group retaining such Delayed Retained Asset or such Delayed Retained Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed Retained Asset or Delayed Retained Liability in the ordinary course of business in accordance with past practice. Such member of the SpinCo Group shall also take such other actions as may be reasonably requested by the member of the RemainCo Group to whom such Delayed Retained Asset is to be transferred or assigned, or which will assume such Delayed Retained Liability, as the case may be, in order to place such member of the RemainCo Group in a substantially similar position as if such Delayed Retained Asset or Delayed Retained Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Delayed Retained Asset or Delayed Retained Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Delayed Retained Asset or Delayed Retained Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Effective Time to the RemainCo Group. The Company and the RemainCo Group will indemnify and hold harmless SpinCo and SpinCo Group from and against any Liabilities arising out of or relating to SpinCo or the SpinCo Group retaining and holding such Delayed Retained Assets or Delayed Retained Liability.

(f)                 Transfer of Delayed Retained Assets and Delayed Retained Liabilities. If and when (i) the Approvals or Notifications are obtained or made, the absence of which caused the deferral of the transfer, assignment or assumption of any Delayed Retained Asset or Delayed Retained Liability, as the case may be, and (ii) any other legal impediments for the transfer, assignment or assumption of any such Delayed Retained Asset or Delayed Retained Liability have been removed, then the transfer, assignment or assumption of the applicable Delayed Retained Asset or Delayed Retained Liability, as the case may be, shall be effected in accordance with the terms of this Agreement.

2.5           Release of Guarantees; Financing Matters

(a)                On or prior to the Effective Time or as soon as practicable thereafter, each of the Company and SpinCo shall, at the request of the other Party and with the reasonable cooperation of such other Party and the applicable member(s) of such Party’s Group, use commercially reasonable efforts to (i) have any member(s) of the RemainCo Group removed as guarantor of or obligor for any Assumed Liability to the extent that they relate to Transferred Assets, including the removal of any Security Interest on or in any Retained Asset that may serve as collateral or security for any such Assumed Liability; and (ii) have any member(s) of the SpinCo Group (including any Subsidiary of SpinCo) removed as guarantor of or obligor for any Retained Liability to the extent that they relate to Retained Assets, including the removal of any Security Interest on or in any Transferred Asset that may serve as collateral or security for any such Retained Liability.

(b)               To the extent required to obtain a release from a guarantee of:

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(i)               any member of the RemainCo Group, SpinCo shall, or shall cause the relevant member of the SpinCo Group to, execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any Retained Asset that may serve as collateral or security for any such Assumed Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (A) with which SpinCo would be reasonably unable to comply or (B) which SpinCo would not reasonably be able to avoid breaching; and

(ii)             any member of the SpinCo Group (including any Subsidiary of SpinCo), the Company shall, or shall cause the relevant member of the RemainCo Group to, execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any Transferred Asset that may serve as collateral or security for any such Retained Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (A) with which the Company would be reasonably unable to comply or (B) which the Company would not reasonably be able to avoid breaching.

(c)                if the Company or SpinCo is unable to obtain, or cause to be obtained, any such required removal or release as set forth in clauses (a) and (b) of this Section 2.5, (i) the Party or the relevant member of its Group that has assumed the Liability with respect to such guarantee shall indemnify, defend and hold harmless the guarantor or obligor against or from any Liability arising from or relating thereto in accordance with the provisions of Article IV and shall, as agent or subcontractor for such guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder; and (ii) each of the Company and SpinCo, on behalf of itself and the other members of their respective Group, agree not to renew or extend the term of, increase any obligations under, or transfer to a Third Party, any loan, guarantee, lease, contract or other obligation for which the other Party or a member of its Group is or may be liable unless all obligations of such other Party and the members of such other Party’s Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to such other Party.

2.6           Termination of Agreements

(a)                In furtherance of the releases and other provisions of Section 4.1, the Company and each member of the RemainCo Group, on the one hand, and SpinCo and each member of the SpinCo Group, on the other hand, hereby terminate any and all Contracts between or among the Company and/or any member of the RemainCo Group, on the one hand, and SpinCo and/or any member of the SpinCo Group, on the other hand, except for those Agreements set forth on Schedule 2.6,[2] with such termination to be effective as of the Effective Time. No such terminated Contract (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time. Each Party shall, at the reasonable

2 Note: Schedule 2.6 expected to be blank.

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request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b)               All of the intercompany accounts receivable and accounts payable between any member of the RemainCo Group, on the one hand, and any member of the SpinCo Group (including any Subsidiary of SpinCo), on the other hand, outstanding as of the Effective Time shall, as promptly as practicable after the Effective Time, be repaid, settled or otherwise eliminated by means of cash payments, a dividend or distribution, capital contribution, a combination of the foregoing, or otherwise as determined by the Company and SpinCo.

2.7           Treatment of Shared Contracts

(a)                Subject to applicable Law and without limiting the generality of the obligations set forth in Section 2.1, unless the Parties otherwise agree or the benefits of any Contract described in this Section 2.7 are expressly conveyed to the applicable Party pursuant to this Agreement, any Contract, only a portion of which is a Transferred Contract (any such Contract, a “Shared Contract”), shall be assigned in relevant part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, on or after the Effective Time, so that each Party or the member of its Group shall, as of the Effective Time, be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to its respective businesses; provided, however, that (i) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled) and (ii) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended or if such assignment or amendment would impair the benefit the Parties thereto derive from such Shared Contract, then the Parties shall, and shall cause each of the members of their respective Groups to, take such other reasonable and permissible actions (including by providing prompt notice to the other Party with respect to any relevant claim of Liability or other relevant matters arising in connection with a Shared Contract so as to allow such other Party the ability to exercise any applicable rights under such Shared Contract) to cause a member of the SpinCo Group or the RemainCo Group, as the case may be, to receive the rights and benefits of that portion of each Shared Contract that relates to the Nevada Business or the Mexico Business, as the case may be (in each case, to the extent so related), as if such Shared Contract had been assigned to (or amended to allow) a member of the applicable Group pursuant to this Section 2.7, and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement), as if such Liabilities had been assumed by a member of the applicable Group pursuant to this Section 2.7.

(b)               Each of the Company and SpinCo shall, and shall cause the members of its Group to, (i) treat for all Tax purposes the portion of each Shared Contract inuring to its respective businesses as Assets owned by, and/or Liabilities of, as applicable, such Party, or the members of its Group, as applicable, not later than the Effective Time, and (ii) neither report nor take any Tax position (on a Tax return or otherwise) inconsistent with such treatment (unless required by applicable Law).

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(c)                Nothing in this Section 2.7 shall require any member of any Group to make any non-de minimis payment (except to the extent advanced, assumed or agreed in advance to be reimbursed by any member of the other Group), incur any non-de minimis obligation or grant any non-de minimis concession for the benefit of any member of any other Group in order to effect any transaction contemplated by this Section 2.7. For purposes of this Section 2.7, “de minimis” shall be determined in reference to customary contracts of similar nature, character and size to the Shared Contracts and not in reference to the value of the transactions contemplated by the Merger Agreement or the Distribution.

2.8           Bank Accounts; Cash Balances

(a)                Each Party agrees to take, or cause the members of its Group to take, at the Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend all Contracts governing each bank and brokerage account owned by SpinCo or any other member of the SpinCo Group (collectively, the “SpinCo Accounts”) and all Contracts governing each bank or brokerage account owned by the Company or any other member of the RemainCo Group (collectively, the “Company Accounts”) so that each such SpinCo Account and the Company Account, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “Linked”) to any the Company Account or SpinCo Account, respectively, is de-Linked from such the Company Account or SpinCo Account, respectively.

(b)               With respect to any outstanding checks issued or payments initiated by the Company, SpinCo, or any of the members of their respective Groups prior to the Effective Time, such outstanding checks and payments shall be honored following the Effective Time by the Person or Group owning the account on which the check is drawn or from which the payment was initiated, respectively; provided, that to the extent any such amounts are honored after the Effective Time by a Person or Group for the benefit of the other Group, such amount shall be reimbursed within five (5) Business Days following the Effective Time.

As between the Company and SpinCo (and the members of their respective Groups), all payments made and reimbursements received after the Effective Time by either Party (or member of its Group) that relate to a business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, promptly following receipt by such Party of any such payment or reimbursement, such Party shall pay over, or shall cause the applicable member of its Group to pay over to the other Party the amount of such payment or reimbursement without right of set-off.

2.9           Disclaimer of Representations and Warranties

EACH OF THE COMPANY (ON BEHALF OF ITSELF AND EACH MEMBER OF THE COMPANY GROUP) AND SPINCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SPINCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN THE MERGER AGREEMENT OR ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, THE MERGER AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR

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DOCUMENT CONTEMPLATED BY THIS AGREEMENT, THE MERGER AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN, IN THE MERGER AGREEMENT OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM OF DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

2.10       Company Name and Company Marks

(a)                Effective as of the Distribution Date, the Company hereby grants and conveys to SpinCo all its rights and rights to use the Company Name and Company Marks.

(b)               Notwithstanding anything to the contrary provided in this Section 2.10, each member of the RemainCo Group may use the Company Name and Company Marks (i) on internal office supplies or signage not visible to consumers or the general public, provided that such supplies or signage are replaced promptly in the ordinary course of business, (ii) in a neutral, non-trademark manner to describe the historical relationship of the RemainCo Group and SpinCo Group, or (iii) to the extent required by Law in legal or business documents already in existence on the Distribution Date.

ARTICLE III
THE DISTRIBUTION

3.1           Conditions to the Distribution

(a)                The consummation of the Distribution will be subject to the satisfaction, or waiver by the Company in its sole and absolute discretion, of the following conditions:

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(i)               The SEC shall have declared effective the Form S-1; no order suspending the effectiveness of the Form S-1 shall be in effect; and no proceedings for such purposes shall have been instituted or threatened by the SEC.

(ii)             The transfer of the Transferred Assets and Assumed Liabilities (other than any Delayed Transferred Asset or Delayed Assumed Liability) to SpinCo on or prior to the Distribution shall have occurred as contemplated by Section 2.1, and the transfer of the Retained Assets and Retained Liabilities (other than any Delayed Retained Asset or Delayed Retained Liability) to the Company on or prior to the Distribution Date shall have occurred as contemplated by Section 2.1.

(iii)            The actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities Laws or blue sky Laws and the rules and regulations thereunder and the rules of the [insert stock exchange to be used by SpinCo] shall have been taken or made, and, where applicable, have become effective or been accepted.

(iv)           No order, injunction or decree issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation, the Distribution or any of the transactions related thereto shall be in effect.

(v)             The SpinCo Common Stock to be distributed to the holders of the Company Common Stock in the Distribution shall have been accepted for listing on the [insert stock exchange to be used by SpinCo], subject to official notice of distribution.

(vi)           SpinCo shall have received the proceeds from the financings described in the Promissory Note.

(vii)          Each of the conditions to the party’s obligations to effect the Merger set forth in Section 6.1 (other than Section 6.1(h)), Section 6.2 and Section 6.3 of the Merger Agreement shall have been satisfied or waived.

(b)               The foregoing conditions are for the sole benefit of the Company and the Board and shall not give rise to or create any duty on the part of the Company or the Board to waive or not waive any such condition or in any way limit the Company’s right to terminate this Agreement as set forth in Article IX or alter the consequences of any such termination from those specified in Article IX. Any determination made by the Board, such determination to be made with the prior written consent of Parent, which consent shall not be unreasonably withheld, prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in Section 3.1(a) shall be conclusive and binding on the Parties. If the Company waives any material condition, it shall promptly issue a press release disclosing such fact and file a Current Report on Form 8-K with the SEC describing such waiver.

3.2           The Distribution

(a)                Subject to Section 3.1, on or prior to the Effective Time, the Company will appoint a distribution agent (the “Distribution Agent”) to deliver a true, correct and complete

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copies of the transfer records reflecting the holders of the Company Common Stock entitled to receive SpinCo Common Stock in connection with the Distribution. The Company will deliver to, or cause the delivery to, the Distribution Agent for the benefit of the Record Holders sufficient outstanding SpinCo Common Stock to make the Distribution, and shall cause its transfer agent to instruct the Distribution Agent to distribute electronically on the Distribution Date, or as soon as reasonably practicable thereafter, the appropriate number of shares of SpinCo Common Stock to each Record Holder or designated transferee(s) of such Record Holder by way of direct registration in book-entry form. SpinCo will not issue paper share certificates. The Company will cooperate, and will instruct the Distribution Agent to cooperate, with SpinCo and the SpinCo Transfer Agent, and SpinCo will cooperate, and will instruct the SpinCo Transfer Agent to cooperate, with the Company and the Distribution Agent, in connection with all aspects of the Distribution and all other matters relating to the issuance of the SpinCo Common Stock to be distributed to the holders of the Company Common Stock in connection with the Distribution.

(b)               Subject to Section 3.1 and Section 3.2(c), each Record Holder (or such holder’s designated transferee(s)) will be entitled to receive in the Distribution a number of whole shares of SpinCo Common Stock equal to the number of the Company Common Stock held by such holder on the Record Date, multiplied by the Distribution Ratio, rounded down to the nearest whole number.

(c)                No fractional shares will be distributed or credited to book-entry accounts in connection with the Distribution, and any such fractional interests to which a Record Holder would otherwise be entitled shall not entitle such Record Holder to vote or to any other rights as a stockholder of SpinCo. In lieu of any such fractional shares, each Record Holder who, but for the provisions of this Section 3.2(c), would be entitled to receive a fractional interest of a share of SpinCo Common Stock pursuant to the Distribution, shall be paid cash, without any interest thereon, as hereinafter provided. As soon as practicable after the Effective Time, the Company shall direct the Distribution Agent to determine the number of whole and fractional shares of SpinCo Common Stock allocable to each Record Holder, to aggregate all such fractional shares into whole shares, and to sell the whole shares obtained thereby in the open market at then-prevailing prices on behalf of each Record Holder who otherwise would be entitled to receive fractional share interests (with the Distribution Agent, in its sole and absolute discretion, determining when, how and through which broker-dealer and at what price to make such sales), and to cause to be distributed to each such Record Holder, in lieu of any fractional unit, such Record Holder’s or owner’s ratable share of the total proceeds of such sale, after deducting any Taxes required to be withheld and applicable transfer Taxes, and after deducting the costs and expenses of such sale and distribution, including brokers fees and commissions. None of the Parties or the Distribution Agent will be required to guarantee any minimum sale price for the fractional shares of SpinCo Common Stock sold in accordance with this Section 3.2(c). None of the Parties or the Distribution Agent will be required to pay any interest on the proceeds from the sale of fractional shares. Neither the Distribution Agent nor the broker-dealers through which the aggregated fractional shares are sold shall be Affiliates of the Company or SpinCo. Solely for purposes of computing fractional share interests pursuant to this Section 3.2(c) and Section 3.2(d), the beneficial owner of the Company Common Stock held of record in the name of a nominee in any nominee account shall be treated as the Record Holder with respect to such shares.

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(d)               Any SpinCo Common Stock or cash in lieu of fractional shares with respect to SpinCo Common Stock that remains unclaimed by any Record Holder one hundred and eighty (180) days after the Distribution Date shall be delivered to SpinCo, and SpinCo shall hold such SpinCo Common Stock or cash for the account of such Record Holder, and the Parties agree that all obligations to provide such SpinCo Common Stock and cash, if any, in lieu of fractional share interests shall be obligations of SpinCo, subject in each case to applicable escheat or other abandoned property Laws. Any amounts unclaimed by holders of shares of the Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of SpinCo free and clear of any claims or interest of any Person previously entitled thereto.

(e)                Until the SpinCo Common Stock is duly transferred in accordance with this Section 3.2 and applicable Law, from and after the Effective Time, SpinCo will regard the Persons entitled to receive such SpinCo Common Stock as record holders of SpinCo Common Stock in accordance with the terms of the Distribution without requiring any action on the part of such Persons. SpinCo agrees that, subject to any transfers of such stock, from and after the Effective Time (i) each such holder will be entitled to receive all distributions payable on, and exercise voting rights and all other rights and privileges with respect to, the SpinCo Common Stock then held by such holder, and (ii) each such holder will be entitled, without any action on the part of such holder, to receive evidence of ownership of the SpinCo Common Stock then held by such holder.

(f)                 The Company and the Distribution Agent shall be entitled to deduct and withhold from the distribution of shares of SpinCo Common Stock otherwise payable to any Record Holder or designated transferee(s) or payee(s) of such Record Holder (including any beneficial holder thereof) such amounts as the Company or the Distribution Agent are required to deduct and withhold under the Internal Revenue Code of 1986, as amended, or any provision of state, local or non-U.S. Tax Law. The Parties shall, with the prior written consent of Parent, determine the appropriate mechanism and procedures for any such withholding. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE IV
MUTUAL RELEASES; INDEMNIFICATION

4.1           Release of Pre-Distribution Claims

(a)                SpinCo Release of the RemainCo Group. Except as provided in Sections 4.1(c) and 4.1(d), effective as of the Effective Time, SpinCo does hereby, for itself and each other member of the SpinCo Group, and their respective successors and assigns, and, to the extent permitted by applicable Law, all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the SpinCo Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) the Company and the members of the RemainCo Group, and their respective successors and assigns (including Parent upon consummation of the Merger), and (ii) all Persons who at any time prior

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to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the RemainCo Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, and (iii) all Persons who at any time prior to the Effective Time are or have been stockholders, directors, officers, agents or employees of SpinCo or any Subsidiary of SpinCo and who are not, as of immediately following the Effective Time, stockholders, directors, officers, agents or employees of SpinCo or a member of the SpinCo Group, in each case from: (A) all Assumed Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Merger, the Separation and the Distribution and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case in this clause (C) to the extent relating to, arising out of or resulting from the Nevada Business, the Transferred Assets, Nevada Employees or the Assumed Liabilities.

(b)               Company Release of the SpinCo Group. Except as provided in Sections 4.1(c) and 4.1(d), effective as of the Effective Time, the Company does hereby, for itself and each other member of the RemainCo Group and their respective successors and assigns (including Parent upon consummation of the Merger), and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the RemainCo Group (in each case, in their respective capacities as such), remise, release and forever discharge SpinCo and the members of the SpinCo Group and their respective successors and assigns, from (A) all Retained Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Merger, the Separation and the Distribution and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case in this clause (C) to the extent relating to, arising out of or resulting from the Mexico Business, the Retained Assets or the Retained Liabilities.

(c)                Obligations Not Affected. Nothing contained in Section 4.1(a) or 4.1(b) shall impair any right of any Person to enforce this Agreement, the Merger Agreement, the Promissory Note or any Contracts that are specified in Schedule 2.6 as not to terminate as of the Effective Time, in each case in accordance with its terms. Nothing contained in Section 4.1(a) or 4.1(b) shall release any Person from:

(i)               any Liability provided in or resulting from any Contract among any members of the RemainCo Group or the SpinCo Group that is specified in Schedule 2.6 to terminate as of the Effective Time;

(ii)             any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement, the Merger Agreement or the Promissory Note;

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(iii)            any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement, the Merger Agreement or the Promissory Note for claims brought against the Parties by third Persons, which Liability shall be governed by the provisions of this Article IV and, if applicable, the appropriate provisions of the Merger Agreement.

In addition, nothing contained in Section 4.1(a) shall release any member of the RemainCo Group from (i) honoring its existing obligations to indemnify any director, officer or employee of SpinCo or any member of the SpinCo Group who was a director, officer or employee of any member of the RemainCo Group on or prior to the Effective Time, to the extent such director, officer or employee becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to such indemnification pursuant to such existing obligations under the organization documents of the Company; it being understood that, if the underlying obligation giving rise to such Action is an Assumed Liability, SpinCo shall indemnify the Company for such Liability (including the Company’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article IV or (ii) honoring any of its obligations to indemnify any director, officer or employee under the Merger Agreement.

(d)               No Claims. SpinCo shall not make, and shall not permit any member of the SpinCo Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against the Company or any other member of the RemainCo Group, or any other Person released pursuant to Section 4.1(a), with respect to any Liabilities released pursuant to Section 4.1(a). The Company shall not make, and shall not permit any other member of the RemainCo Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against SpinCo or any other member of the SpinCo Group, or any other Person released pursuant to Section 4.1(b), with respect to any Liabilities released pursuant to Section 4.1(b).

(e)                Execution of Further Releases. At any time at or after the Effective Time, at the request of either Party, the other Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions of this Section 4.1.

4.2           Indemnification by SpinCo

Except as otherwise specifically set forth in this Agreement, to the fullest extent permitted by Law, SpinCo shall, and shall cause the other members of the SpinCo Group, as applicable, to, jointly and severally, indemnify, defend and hold harmless the Company, each other member of the RemainCo Group and each of their respective past, present and future stockholders, directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Company Indemnitees”), from and against any and all Liabilities of the Company Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a)                any Assumed Liability;

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(b)               any failure of SpinCo, any other member of the SpinCo Group or any other Person to pay, perform or otherwise promptly discharge any Assumed Liabilities in accordance with their terms, whether prior to, on or after the Effective Time;

(c)                any breach by SpinCo or any other member of the SpinCo Group of this Agreement;

(d)               except to the extent it relates to a Retained Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support Contract for the benefit of any member of the SpinCo Group by any member of the RemainCo Group that survives following the Distribution; and

(e)                any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Form S-1 or any Exchange Act registration statement filed by SpinCo in connection with the Distribution.

4.3           Indemnification by the Company

Except as otherwise specifically set forth in this Agreement, to the fullest extent permitted by Law, the Company shall, and shall cause the other members of the RemainCo Group to, jointly and severally, indemnify, defend and hold harmless SpinCo, other members of the SpinCo Group and each of their respective past, present and future stockholders, directors, officers, employees or agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “SpinCo Indemnitees”), from and against any and all Liabilities of the SpinCo Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a)                any Retained Liability;

(b)               any failure of the Company, any other member of the RemainCo Group or any other Person to pay, perform or otherwise promptly discharge any Retained Liabilities in accordance with their terms after the Effective Time;

(c)                any breach by the Company or any other member of the RemainCo Group of this Agreement after the Effective Time; and

(d)               except to the extent it relates to an Assumed Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support Contract for the benefit of any member of the RemainCo Group by any member of the SpinCo Group that survives following the Distribution.

4.4           Indemnification Obligations Net of Insurance Proceeds and Other Amounts

(a)                The Parties intend that any Liability subject to indemnification, contribution or reimbursement pursuant to this Article IV will be net of Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof)

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from any Person by or on behalf of the Indemnitee in respect of any indemnifiable Liability. Accordingly, the amount which either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or contribution hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds or any other amounts in respect of the related Liability, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof) had been received, realized or recovered before the Indemnity Payment was made.

(b)               The Parties agree than an insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of any provisions contained in this Agreement, have any subrogation rights with respect thereto, it being understood that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification and contribution provisions hereof. Each Party shall, and shall cause the members of its Group to, use commercially reasonable efforts (taking into account the probability of success on the merits and the cost of expending such efforts, including attorneys’ fees and expenses) to collect or recover any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification or contribution may be available under this Article IV.

4.5           Procedures for Indemnification of Third-Party Claims

(a)                Notice of Claims. If, at or following the date of this Agreement, an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Entity) who is not a member of the RemainCo Group or the SpinCo Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 4.2 or 4.3, or any other Section of this Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof as soon as reasonably practicable, but in any event within twenty (20) days (or sooner if applicable Law, statute of limitation or the nature of the Third-Party Claim so requires) after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail, including the facts and circumstances giving rise to such claim for indemnification, and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 4.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 4.5(a).

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(b)               Control of Defense. An Indemnifying Party may elect to defend (and seek to settle or compromise), at its own expense and with its own counsel, any Third-Party Claim; provided, that, prior to the Indemnifying Party assuming and controlling defense of such Third-Party Claim, it shall first confirm to the Indemnitee in writing that, assuming the facts presented to the Indemnifying Party by the Indemnitee being true, the Indemnifying Party shall indemnify the Indemnitee for any such Damages to the extent resulting from, or arising out of, such Third-Party Claim. Notwithstanding the foregoing, if the Indemnifying Party assumes such defense and, in the course of defending such Third-Party Claim, (i) the Indemnifying Party discovers that the facts presented at the time the Indemnifying Party acknowledged its indemnification obligation in respect of such Third-Party Claim were not true in all material respects and (ii) such untruth provides a reasonable basis for asserting that the Indemnifying Party does not have an indemnification obligation in respect of such Third-Party Claim, then (A) the Indemnifying Party shall not be bound by such acknowledgment, (B) the Indemnifying Party shall promptly thereafter provide the Indemnitee written notice of its assertion that it does not have an indemnification obligation in respect of such Third-Party Claim and (C) the Indemnitee shall have the right to assume the defense of such Third-Party Claim. Within thirty (30) days after the receipt of a notice from an Indemnitee in accordance with Section 4.5(a) (or sooner if applicable Law, statute of limitation or the nature of the Third-Party Claim so requires), the Indemnifying Party shall provide written notice to the Indemnitee indicating whether the Indemnifying Party shall assume responsibility for defending the Third-Party Claim. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of the notice from an Indemnitee as provided in Section 4.5(a), then the Indemnitee that is the subject of such Third-Party Claim shall be entitled to continue to conduct and control the defense of such Third-Party Claim.

(c)                Allocation of Defense Costs. If an Indemnifying Party has elected to assume the defense of a Third-Party Claim, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third-Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnitee for any such fees or expenses incurred by the Indemnifying Party during the course of the defense of such Third-Party Claim by such Indemnifying Party, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a notice from an Indemnitee as provided in Section 4.5(a), and the Indemnitee conducts and controls the defense of such Third-Party Claim and the Indemnifying Party has an indemnification obligation with respect to such Third-Party Claim, then the Indemnifying Party shall be liable for all reasonable fees and expenses incurred by the Indemnitee in connection with the defense of such Third-Party Claim.

(d)               Right to Monitor and Participate. An Indemnitee that does not conduct and control the defense of any Third-Party Claim, or an Indemnifying Party that has failed to elect to defend any Third-Party Claim as contemplated hereby, nevertheless shall have the right to employ separate counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party Claim for which it is a potential Indemnitee or Indemnifying Party, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnifying Party, as the case may be, and the provisions of

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Section 4.5(c) shall not apply to such fees and expenses. Notwithstanding the foregoing, but subject to Sections 6.7 and 6.8, such Party shall cooperate with the Party entitled to conduct and control the defense of such Third-Party Claim in such defense and make available to the controlling Party, at the non-controlling Party’s expense, all witnesses, information and materials in such Party’s possession or under such Party’s control relating thereto as are reasonably required by the controlling Party. In addition to the foregoing, if any Indemnitee shall in good faith determine that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnitee shall have the right to employ separate counsel (including local counsel as necessary) and to participate in (but not control) the defense, compromise, or settlement thereof, and the Indemnifying Party shall bear the reasonable fees and expenses of such counsel for all Indemnitees.

(e)                No Settlement. No Party may settle or compromise any Third-Party Claim for which a Party is seeking to be indemnified hereunder without the prior written consent of the other Parties, which consent may not be unreasonably withheld, unless such settlement or compromise is (i) solely for monetary damages, (ii) does not involve any finding or determination of wrongdoing or violation of Law by the other Parties, and (iii) provides for a full, unconditional and irrevocable release of the other Parties from all Liability in connection with the Third-Party Claim.

(f)                 Mixed Claims. Notwithstanding anything to the contrary in this Section 4.5, in the event that a Third-Party Claim for which a Party is seeking to be indemnified hereunder involves matters for which the other Party or its indemnitees is also entitled to indemnification hereunder (for example, a Third Party Claim involving both Retained Liabilities and Assumed Liabilities), then the Company shall be entitled to control the defense of such Third Party Claim, and SpinCo shall reimburse the Company for its proportionate share of all defense costs associated therewith.

4.6           Additional Matters

(a)                Timing of Payments. Indemnification or contribution payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification or contribution under this Article IV shall be paid within forty-five (45) days of the final determination of the amount that the Indemnitee is entitled to indemnification or contribution under this Article IV by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity and contribution provisions contained in this Article IV shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee, or (ii) the knowledge by the Indemnitee of any Liabilities for which it might be entitled to indemnification hereunder.

(b)               Notice of Direct Claims. Any claim for indemnification or contribution under this Agreement that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the applicable Indemnifying Party; provided, that the failure by an

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Indemnitee to so assert any such claim shall not prejudice the ability of the Indemnitee to do so at a later time except to the extent (if any) that the Indemnifying Party is prejudiced thereby. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnitee shall, subject to the provisions this Agreement, be free to pursue such remedies as may be available to such party as contemplated by this Agreement, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution hereunder.

(c)                Pursuit of Claims Against Third Parties. If (i) a Party incurs any Liability arising out of this Agreement, (ii) an adequate legal or equitable remedy is not available for any reason against the other Party to satisfy the Liability incurred by the incurring Party, and (iii) a legal or equitable remedy may be available to the other Party against a Third Party for such Liability, then the other Party shall use its commercially reasonable efforts to cooperate with the incurring Party, at the incurring Party’s expense, to permit the incurring Party to obtain the benefits of such legal or equitable remedy against the Third Party.

(d)               Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(e)               Substitution. In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in Section 4.5 and this Section 4.6, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys' fees, experts fees and all other external expenses), the costs of any judgment or settlement and the cost of any interest or penalties relating to any judgment or settlement. (f) Remedies Cumulative. The remedies provided in this Article IV shall be cumulative and, subject to the provisions of Article VIII, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party. Right of Contribution (a)                Contribution. If any right of indemnification contained in Section 4.2 or 4.3 is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by the Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the members of its Group, on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.

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(b)               Allocation of Relative Fault. Solely for purposes of determining relative fault pursuant to this Section 4.7: (i) any fault associated with the business conducted with the Delayed Transferred Assets or Delayed Assumed Liabilities (except for the gross negligence or intentional misconduct of a member of the RemainCo Group) or with the ownership, operation or activities of the Nevada Business prior to the Effective Time shall be deemed to be the fault of SpinCo and the other members of the SpinCo Group, and no such fault shall be deemed to be the fault of the Company or any other member of the RemainCo Group; (ii) any fault associated with the business conducted with Delayed Retained Assets or Delayed Retained Liabilities (except for the gross negligence or intentional misconduct of a member of the SpinCo Group) shall be deemed to be the fault of the Company and the other members of the RemainCo Group, and no such fault shall be deemed to be the fault of SpinCo or any other member of the SpinCo Group; and (iii) any fault associated with the ownership, operation or activities of the Mexico Business prior to the Effective Time shall be deemed to be the fault of the Company and the other members of the RemainCo Group, and no such fault shall be deemed to be the fault of SpinCo or any other member of the SpinCo Group.

4.8                Covenant Not to Sue Each Party hereby covenants and agrees that none of it, the members of such Party's Group or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that: (a) the assumption of any Assumed Liabilities by SpinCo or a member of the SpinCo Group on the terms and conditions set forth in this Agreement is void or unenforceable for any reason; (b) the retention of any Retained Liabilities by the Company or a member of the RemainCo Group on the terms and conditions set forth in this Agreement is void or unenforceable for any reason; or (c) the provisions of this Article IV are void or unenforceable for any reason.

4.9           Survival of Indemnities

The rights and obligations of each of the Company and each member of the RemainCo Group, SpinCo and each member of the SpinCo Group and their respective Indemnitees under this Article IV shall survive (a) the sale or other transfer by either Party or any member of its Group of any Assets or businesses or the assignment by it of any liabilities or (b) any merger, consolidation, business combination, sale of all or substantially all of its Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of the members of its Group.

ARTICLE V
CERTAIN OTHER MATTERS

5.1           Late Payments

Except as expressly provided to the contrary in this Agreement, any amount not paid when due pursuant to this Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within thirty (30) days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to Prime Rate plus two percent (2%).

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ARTICLE VI
EXCHANGE OF INFORMATION; CONFIDENTIALITY

6.1           Agreement for Exchange of Information

(a)                Subject to Section 5.9 and any other applicable confidentiality obligations, each of the Company and SpinCo, on behalf of itself and each member of its Group, agrees to use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the other Party and the members of such other Party’s Group, at any time before, on or after the Effective Time, as soon as reasonably practicable after written request therefor, any information (or a copy thereof) in the possession or under the control of such Party or its Group which the requesting Party or its Group to the extent that (i) such information relates to the Nevada Business, or any Transferred Asset or Assumed Liability, if SpinCo is the requesting Party, or to the Mexico Business, or any Retained Asset or Retained Liability, if the Company is the requesting Party; (ii) such information is required by the requesting Party to comply with its obligations under this Agreement; or (iii) such information is required by the requesting Party to comply with any obligation imposed by any Governmental Entity; provided, however, that, in the event that the Party to whom the request has been made determines that any such provision of information could violate any Law or Contract, or waive any privilege available under applicable Law, including any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any such harm or consequence. The Party providing information pursuant to this Section 5.1 shall only be obligated to provide such information in the form, condition and format in which it then exists, and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such information, and nothing in this Section 5.1 shall expand the obligations of a Party under Section 5.4.

(b)               Without limiting the generality of the foregoing, until the first SpinCo fiscal year end occurring after the Effective Time (and for a reasonable period of time afterwards as required for each Party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), each Party shall use its commercially reasonable efforts to cooperate with the other Party’s information requests to enable (i) the other Party to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated under the Exchange Act; and (ii) the other Party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements, including, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and any other applicable Laws.

6.2           Ownership of Information

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The provision of any information pursuant to Section 5.1 or 5.7 shall not affect the ownership of such information (which shall be determined solely in accordance with the terms of this Agreement), or constitute a grant of rights in or to any such information.

6.3           Compensation for Providing Information

The Party requesting information agrees to reimburse the other Party for the reasonable out-of-pocket costs, if any, of copying, and transporting such information.

6.4           Record Retention

To facilitate the possible exchange of information pursuant to this Article VI and other provisions of this Agreement after the Effective Time, the Parties agree to use their commercially reasonable efforts to retain all information in their respective possession or control on the Effective Time in accordance with the policies of the Company as in effect on the Effective Time; provided, however, that in the case of any information relating to Taxes, employee benefits or Environmental Liabilities, such retention period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof).

6.5           Limitations of Liability

Neither Party shall have any Liability to the other Party in the event that any information exchanged or provided pursuant to this Agreement is found to be inaccurate in the absence of gross negligence or willful misconduct by the Party providing such information. Neither Party shall have any Liability to any other Party if any information is destroyed after commercially reasonable efforts by such Party to comply with the provisions of Section 6.4.

6.6           Other Agreements Providing for Exchange of Information

(a)                Any party that receives, pursuant to request for information in accordance with this Article VI, Tangible Information that is not relevant to its request shall (i) return it to the providing Party or, at the providing Party’s request, destroy such Tangible Information; and (ii) deliver to the providing Party written confirmation that such Tangible Information was returned or destroyed, as the case may be, which confirmation shall be signed by an authorized representative of the requesting Party.

6.7           Production of Witnesses; Records; Cooperation

(a)                After the Effective Time, each Party shall use its commercially reasonable efforts to make available to the other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party (or member of its Group) may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification

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may be sought hereunder. The requesting Party shall bear all costs and expenses in connection therewith.

(b)               If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, the other Party shall make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

(c)                Without limiting the foregoing, the Parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions.

(d)               Without limiting any provision of this Section 6.7, each of the Parties agrees to cooperate, and to cause each member of its respective Group to cooperate, with each other in the defense of any infringement or similar claim with respect any Intellectual Property and shall not claim to acknowledge, or permit any member of its respective Group to claim to acknowledge, the validity or infringing use of any Intellectual Property of a third Person in a manner that would hamper or undermine the defense of such infringement or similar claim.

(e)                The obligation of the Parties to provide witnesses pursuant to this Section 6.7 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses inventors and other officers without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 6.7(a)).

6.8           Privileged Matters

(a)                The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the RemainCo Group and the SpinCo Group, and that each of the members of the RemainCo Group and the SpinCo Group should be deemed to be the client with respect to such services for the purposes of asserting all privileges which may be asserted under applicable Law in connection therewith. The Parties recognize that legal and other professional services will be provided following the Effective Time, which services will be rendered solely for the benefit of the RemainCo Group or the SpinCo Group, as the case may be.

(b)               The Parties agree as follows:

(i)               the Company shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Mexico Business and not to the Nevada Business, whether or not the Privileged Information is in the possession or under the control of any member

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of the RemainCo Group or any member of the SpinCo Group. The Company shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Retained Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the RemainCo Group or any member of the SpinCo Group; and

(ii)             SpinCo shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Nevada Business and not to the Mexico Business, whether or not the Privileged Information is in the possession or under the control of any member of the SpinCo Group or any member of the RemainCo Group. SpinCo shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Assumed Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the SpinCo Group or any member of the RemainCo Group.

(iii)            If the Parties do not agree as to whether certain information is Privileged Information, then such information shall be treated as Privileged Information, and the Party that believes that such information is Privileged Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such information unless the Parties otherwise agree. The Parties shall use the procedures set forth in Article IX to resolve any disputes as to whether any information relates solely to the Mexico Business, solely to the Nevada Business, or to both the Mexico Business and the Nevada Business.

(c)                Subject to the remaining provisions of this Section 6.8, the Parties agree that they shall have a shared privilege or immunity with respect to all privileges and immunities not allocated pursuant to Section 6.8(b) and all privileges and immunities relating to any Actions or other matters that involve both Parties (or one or more members of their respective Groups) and in respect of which both Parties have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived by either Party without the consent of the other Party.

(d)               If any dispute arises between the Parties or any members of their respective Group regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party and/or any member of their respective Group, each Party agrees that it shall (i) negotiate with the other Party in good faith; (ii) endeavor to minimize any prejudice to the rights of the other Party; and (iii) not unreasonably withhold consent to any request for waiver by the other Party. Further, each Party specifically agrees that it shall not withhold its consent to the waiver of a privilege or immunity for any purpose except in good faith to protect its own legitimate interests.

(e)                In the event of any adversarial Action or dispute between the Company and SpinCo, or any members of their respective Groups, either Party may waive a privilege in which the other Party or member of such other Party’s Group has a shared privilege, without obtaining

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consent pursuant to Section 6.8(c); provided, that such waiver of a shared privilege shall be effective only as to the use of information with respect to the Action between the Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to any Third Party.

(f)                 Upon receipt by either Party, or by any member of its respective Group, of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Privileged Information subject to a shared privilege or immunity or as to which another Party has the sole right hereunder to assert a privilege or immunity, or if either Party obtains knowledge that any of its, or any member of its respective Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party of the existence of the request within five (5) business days following the receipt of any such subpoena, discovery or other request and shall provide the other Party a reasonable opportunity to review the Privileged Information and to assert any rights it or they may have under this Section 6.8 or otherwise, to prevent the production or disclosure of such Privileged Information.

(g)                Any furnishing of, or access or transfer of, any information pursuant to this Agreement is made in reliance on the agreement of the Company and SpinCo set forth in this Section 5.8 and in Section 5.9 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities. The Parties agree that their respective rights to any access to information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of Privileged Information between the Parties and members of their respective Groups pursuant to this Agreement, shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

(h)                In connection with any matter contemplated by Section 6.7 or this Section 6.8, the Parties agree to, and to cause the applicable members of their Group to, use commercially reasonable efforts to maintain their respective separate and joint privileges and immunities, including by executing joint defense and/or common interest agreements where necessary or useful for this purpose.

6.9           Confidentiality

(a)                Confidentiality. Subject to Section 6.10, from and after the Effective Time until the five (5) year anniversary of the Effective Time, each of the Company and SpinCo, on behalf of itself and each member of its respective Group, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to the Company’s confidential and proprietary information pursuant to policies in effect as of the Effective Time, all confidential and proprietary information concerning the other Party or any member of the other Party’s Group or their respective businesses that is either in its possession (including confidential and proprietary information in its possession prior to the date hereof) or furnished by any such other Party or any member of such Party’s Group or their respective Representatives at any time pursuant to this Agreement, the Merger Agreement or the Promissory Note and shall not use any such confidential and proprietary information other than

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for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such confidential and proprietary information has been (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any member of such Party’s Group or any of their respective Representatives in violation of this Agreement, (ii) later lawfully acquired from other sources by such Party (or any member of such Party’s Group) which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary information, or (iii) independently developed or generated without reference to or use of any proprietary or confidential information of the other Party or any member of such Party’s Group. If any confidential and proprietary information of one Party or any member of its Group is disclosed to the other Party or any member of such other Party’s Group in connection with providing services to such first Party or any member of such first Party’s Group under this Agreement, the Merger Agreement or the Promissory Note then such disclosed confidential and proprietary information shall be used only as required to perform such services.

(b)               No Release; Return or Destruction. Each Party agrees not to release or disclose, or permit to be released or disclosed, any information addressed in Section 6.9(a) to any other Person, except its Representatives who need to know such information in their capacities as such (who shall be advised of their obligations hereunder with respect to such information), and except in compliance with Section 6.10. Without limiting the foregoing, when any such information is no longer needed for the purposes contemplated by this Agreement, the Merger Agreement or the Promissory Note, each Party will promptly after request of the other Party either return to the other Party all such information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or notify the other Party in writing that it has destroyed such information (and such copies thereof and such notes, extracts or summaries based thereon).

(c)                Third-Party Information; Privacy or Data Protection Laws. Each Party acknowledges that it and members of its Group may presently have and, following the Effective Time, may gain access to or possession of confidential or proprietary information of, or personal information relating to, Third Parties (i) that was received under confidentiality or non-disclosure Contracts entered into between such Third Parties, on the one hand, and the other Party or members of such Party’s Group, on the other hand, prior to the Effective Time; or (ii) that, as between the two Parties, was originally collected by the other Party or members of such Party’s Group and that may be subject to and protected by privacy, data protection or other applicable Laws. Each Party agrees that it shall hold, protect and use, and shall cause the members of its Group and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary information of, or personal information relating to, Third Parties in accordance with privacy, data protection or other applicable Laws and the terms of any Contracts that were either entered into before the Effective Time or affirmative commitments or representations that were made before the Effective Time by, between or among the other Party or members of the other Party’s Group, on the one hand, and such Third Parties, on the other hand.

6.10       Protective Arrangements

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In the event that a Party or any member of its Group either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Entity to disclose or provide information of the other Party (or any member of the other Party’s Group) that is subject to the confidentiality provisions hereof, such Party shall notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such information and shall cooperate, at the expense of the other Party, in seeking any appropriate protective order requested by the other Party. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Entity, and the disclosing Party shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted.

6.11       Disclosure Relating to the S-1 and S-4

Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 6.9 and 6.10 shall not apply to any disclosures made in connection with the Form S-1 or Form S-4.

ARTICLE VII
FURTHER ASSURANCES AND ADDITIONAL COVENANTS

7.1           Further Assurances

(a)                In addition to the actions specifically provided for elsewhere in this Agreement, the Merger Agreement or the Promissory Note, each of the Parties shall use its reasonable best efforts, prior to, on and after the Effective Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement.

(b)               Without limiting the foregoing, prior to, on and after the Effective Time, each Party hereto shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Approvals or Notifications of, any Governmental Entity or any other Person under any Permit or Contract (including any consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement in order to effectuate the provisions and purposes of this Agreement and the transfers of the Transferred Assets and the Retained Assets and the assignment and assumption

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of the Assumed Liabilities and the Retained Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party will, at the reasonable request, cost and expense of the other Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the Assets allocated to such Party under this Agreement, free and clear of any Security Interest, if and to the extent it is practicable to do so.

(c)                On or prior to the Effective Time, the Company and SpinCo in their respective capacities as direct and indirect equityholders of the members of their Groups, shall each ratify any actions which are reasonably necessary or desirable to be taken by the Company, SpinCo, for themselves and for and on behalf of all members of their respective Groups, as the case may be, to effectuate the transactions contemplated by this Agreement.

7.2           Tax Matters

(a)                Tax Cooperation. The Parties shall cooperate as and to the extent reasonably requested by the other Party, in connection with the filing of Tax returns and any Tax proceeding with respect to Taxes imposed on or with respect to the operations or activities of the RemainCo Group and the SpinCo Group. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax return or Tax proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(b)               Treatment of Payments for Tax Purposes. For all Tax purposes, the Parties agree to treat (a) any payment required by this Agreement (other than payments with respect to interest accruing after the Effective Time) as either a contribution by the Company to SpinCo or a distribution by SpinCo to the Company, as the case may be, occurring immediately prior to the Effective Time or as a payment of an Assumed Liability or a Retained Liability; and (b) any payment of interest as taxable or deductible, as the case may be, to the Party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise required by applicable Law.

7.3           Post-Effective Time Conduct

The Parties acknowledge that, after the Effective Time, each Party shall be independent of the other Party, with responsibility for its own actions and inactions and its own Liabilities relating to, arising out of or resulting from the conduct of its business, operations and activities following the Effective Time and each Party shall (except as otherwise provided in Article IV) use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by the other Party.

7.4           Successors

If SpinCo or any of its successors or assigns (a) consolidates with or merges with or into any other Person and is not the continuing or surviving corporation, partnership or other entity of such consolidation or merger, or (b) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of SpinCo assume the obligations set forth in Section 4.2.

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7.5           Non-Solicitation by the Company

The Company agrees, to the maximum extent not violative of applicable Laws, that for a period of twelve (12) months following the Effective Time, it will not, nor will it permit any of its Affiliates to, directly or indirectly, solicit for employment any employee of SpinCo or any of its Affiliates who is employed by SpinCo or any of its Affiliates; provided, however, that the foregoing shall not apply to (i) general solicitations, such as through newspaper advertisements not directed at SpinCo employees; (ii) any SpinCo employee whose employment with SpinCo or any of its Affiliates is terminated by SpinCo or any of its Affiliates; or (iii) any employee who independently contacts the Company or any of its Affiliates for purposes of locating employment or engagement without any solicitation or knowing encouragement by the Company.

7.6           Non-Solicitation by SpinCo

SpinCo agrees, to the maximum extent not violative of applicable Laws, that for a period of twelve (12) months following the Effective Time, it will not, nor will it permit any of its Affiliates to, directly or indirectly, solicit for employment any employee of the Company or any of its Affiliates who is employed by the Company or any of its Affiliates; provided, however, that the foregoing shall not apply to (i) general solicitations, such as through newspaper advertisements not directed at the Company employees; (ii) any the Company employee whose employment with the Company or any of its Affiliates is terminated by the Company or any of its Affiliates; or (iii) any employee who independently contacts SpinCo or any of its Affiliates for purposes of locating employment or engagement without any solicitation or knowing encouragement by SpinCo.

ARTICLE VIII
TERMINATION

8.1           Termination

This Agreement will terminate without further action at any time before the Effective Time upon termination of the Merger Agreement. Subject to the terms and conditions set forth in the Merger Agreement, this Agreement may be amended, modified or abandoned at any time prior to the Effective Time by mutual consent of the Company and Parent, without the approval or consent of any other Person, including SpinCo. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by a duly authorized officer of each of the Parties.

8.2           Effect of Termination

In the event of any termination of this Agreement prior to the Effective Time, no Party (nor any of its directors, officers or employees) shall have any Liability or further obligation to any other Party by reason of this Agreement.

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ARTICLE IX
MISCELLANEOUS

9.1           Counterparts; Entire Agreement; Authorization

(a)                This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party. Delivery of an executed counterpart of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of an original counterpart hereof.

(b)               This Agreement (including the Schedules and appendices hereto) constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the Parties with respect to the subject matter hereof.

(c)                the Company represents on behalf of itself and each other member of the RemainCo Group, and SpinCo represents on behalf of itself and each other member of the SpinCo Group, as follows:

(i)               each such Person has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby; and

(ii)             this Agreement to which it is a party has been duly authorized by all necessary corporate action on the part of the RemainCo Group and SpinCo Group and no other corporate proceedings on the part of the RemainCo Group or the SpinCo group are necessary to approve this Agreement or to consummate the Separation. .

9.2           Governing Law

This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principals of the State of Delaware.

9.3              Submission to Jurisdiction

Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any Party or its Affiliates against any other Party or its Affiliates shall be brought and determined exclusively in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding shall be brought exclusively in any federal court located in the State of Delaware. Each of the Parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Parties agrees not to

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commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

9.4           Waiver of Jury Trial

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.5           Assignability

Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part. by operation of law or otherwise, by any party without the prior written consent of the other party, and any such assignment without the prior written consent of the other parties, and any such assignment without the prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

9.6           Third-Party Beneficiaries

Except for the indemnification rights under this Agreement of any the Company Indemnitee or SpinCo Indemnitee in their respective capacities as such, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

9.7           Notices

All notices, and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of the receipt, if delivered personally, (b) on the date of receipt, if delivered by facsimile or e-mail during business hours on a business day or, if delivered outside of normal business hours on a business day, on the first business day thereafter, (c) on the first business day following the date of dispatch if delivered utilizing a next-day

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service by a recognized next-day courier, or (d) on the earlier of confirmed receipt of the fifth business day following the mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instruments as may be designated in writing by the party to receive such notice be:

If to the Company, to:

Attn:
Facsimile: [•]
Email: [•]

If to the SpinCo, to:

Attn:
Facsimile: [•]
Email: [•]

9.8           Severability

If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.8 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

9.9           No Set-Off

Except as mutually agreed to in writing by the Parties, neither Party nor any member of such Party’s group shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement; or (b) any other amounts claimed to be owed to the other Party or any member of its Group arising out of this Agreement.

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9.10       Publicity

Prior to the Effective Time, each of SpinCo and the Company shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the Separation, the Distribution or any of the other transactions contemplated hereby and prior to making any filings with any Governmental Entity with respect thereto.

9.11       Expenses

Except as otherwise expressly set forth in this Agreement, the Merger Agreement, or as otherwise agreed to in writing by the Parties, all costs and expenses, including Taxes, incurred or accrued in connection with the preparation, execution, delivery and implementation of this Agreement, the Separation, the Form S-1, the Form S-4, the Merger Agreement, the Promissory Note, the Merger and the Distribution and the consummation of the transactions contemplated hereby and thereby (including any and all fees and expenses payable to third-party advisors) shall be borne by the Person incurring such costs and expenses.

9.12       Headings

The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.13       Survival of Covenants

Except as expressly set forth in this Agreement, the covenants, representations or warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement, shall survive the Effective Time and shall remain in full force and effect.

9.14       Waivers of Default

Waiver by a Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

9.15       Specific Performance

The parties agree that irreparable damage would occur in the event that the parties do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Subject to the provisions of this Agreement, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to an injunction, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. Each of

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the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

9.16       Amendments

No provisions of this Agreement shall be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing and signed on behalf of each of the parties, and, prior to the Effective Time, no Party shall, without the prior written consent of Parent, make any amendment, waiver (including any related determination under Section 3.1(b)), supplement or modification of this Agreement in a manner that is materially adverse to the Company or Parent or that would prevent or materially impede consummation of the Merger. Notwithstanding anything to the contrary in this Agreement, Parent shall be an express third party beneficiary of, and shall have the right to enforce, Section 8.1 and this Section 9.16.

9.17       Interpretation

When a reference is made in this Agreement to an Article, Section, paragraph or clause, such reference shall be to an Article, Section, paragraph or clause of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender as the circumstances require, and in the singular or plural as the circumstances require. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified. The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “asset” and “property” shall be deemed to have the same meaning, and to refer to all assets and properties, whether real or personal, tangible or intangible. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to any Law include references to any associated rules, regulations and official guidance with respect thereto. References to a Person are also to its predecessors, successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” are references to the lawful money of the United States of America. References to “days” mean calendar days unless otherwise specified. Each party hereto has been represented by counsel in connection with this Agreement and the transactions contemplated hereby and, accordingly, any rule of Law or any legal doctrine that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived. References to the “transactions contemplated by this Agreement” or words of similar import shall refer to all transactions contemplated by this Agreement and the Schedules attached hereto, including the Separation and Distribution.

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9.18       Performance

The Company will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any member of the RemainCo Group. SpinCo will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any member of the SpinCo Group. Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Agreement to all of the other members of its Group and (b) cause all of the other members of its Group not to take any action or fail to take any such action inconsistent with such Party’s obligations under this Agreement or the transactions contemplated hereby or thereby.

9.19       Mutual Drafting

This Agreement shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

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IN WITNESS WHEREOF, the parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives as of the date first written above.

PARAMOUNT GOLD AND SILVER CORP.

By:
Name:
Title:

PARAMOUNT NEVADA GOLD CORP.

By:
Name:
Title: